Exhibit 99.1

November 15, 2013

Tetra Tech Elects Dr. Kimberly Ritrievi as New Board Member

Pasadena, California.  Tetra Tech, Inc. (NASDAQ:  TTEK) announced today that the Board of Directors has elected Kimberly E. Ritrievi to serve as a new director.  Tetra Tech’s Board now totals nine members and includes eight outside directors.

Dr. Ritrievi is currently President of The Ritrievi Group LLC where she has advised technology and chemical companies on financial strategies.  From 2001 to 2004 she served as Co-Director of Americas Investment Research at Goldman, Sachs & Co.  Prior to that she was a Specialty Chemicals Analyst at Goldman, Sachs & Co., Credit Suisse First Boston, Lehman Brothers and Paine Webber (now UBS Wealth Management).  Dr. Ritrievi started her career as a process development engineer at ARCO Chemical.  She received her doctorate in Chemical Engineering from the Massachusetts Institute of Technology (MIT), and holds a master’s degree in Management from the MIT Sloan School of Management.  Dr. Ritrievi continues to serve on advisory boards at Princeton University, Harvard University, and MIT.

Tetra Tech’s Chairman and CEO, Dan Batrack said, “We are pleased to welcome Dr. Ritrievi to our Board of Directors.  Kim brings more than 25 years of experience in financial analysis, and a technical and educational background that enables her to make significant contributions to the Company’s strategy.  We look forward to working with her on the Board.”

About Tetra Tech (www.tetratech.com)

Tetra Tech is a leading provider of consulting, engineering, program management, construction management, and technical services.  The Company supports government and commercial clients by providing innovative solutions to complex problems focused on water, environment, energy, infrastructure, and natural resources.  With more than 14,000 staff worldwide, Tetra Tech’s capabilities span the entire project life cycle.

CONTACTS:

Jim Wu, Investor Relations

Charlie MacPherson, Media & Public Relations

(626) 470-2844

Any statements made in this release that are not based on historical fact are forward-looking statements.  Any forward-looking statements made in this release represent management’s best judgment as to what may occur in the future.  However, Tetra Tech’s actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions (“Future Factors”), and may differ materially from what is expressed.  For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section “Risk Factors” included in the Company’s Form 10-K and 10-Q filings with the Securities and Exchange Commission.